Exhibit 10.32
AGREEMENT AMENDING
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDING AGREEMENT is made as of the 5th day of May, 2006.
BETWEEN:
MITEL NETWORKS CORPORATION
(hereinafter referred to as the “Employer” or “Mitel”)
-and-
DON SMITH
(hereinafter referred to as the “Employee”)
WHEREAS the Employer and the Employee have entered into an Amended and Restated Employment Agreement dated as of April 17th, 2001 (the “Original Agreement”), and,
WHEREAS, the Employer and Employee now wish to amend the Original Agreement as of the effective date thereof;
NOW THEREFORE in consideration of the sum of five dollars ($5.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto hereby mutually covenant and agree as follows:
1. Paragraph 4 of the Original Agreement is hereby amended by deleting subparagraph 4(b)(ii) (which, for greater certainty, read: “ii. the consummation by Mitel of an initial public offering of its securities;”).
2. Paragraph 6 of the Original Agreement is hereby amended by deleting subparagraphs 6(a)(ii) and 6(a)(iii) and substituting the following subparagraphs 6(a)(ii) and 6(a)(iii).
ii.	Without Cause. This agreement and the employment of the Employee hereunder may be terminated at any time by the Employer giving to the Employee the following (inclusive of any statutory notice or statutory severance entitlements the Employee may have under the Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended):
(1)	The Employee will receive a termination payment (the “Severance Payment”) equal to the greater of: (A) twenty-four (24) months’ compensation calculated in accordance with subparagraph (a)(ii)(3) below; or, (B) the minimum notice and minimum severance (if any) to which the Employee is then entitled in accordance with the minimum requirements of Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended. To the maximum extent permitted by law, the Severance Payment will be deemed to be a retiring allowance.

(2)	Subject to the provisions of subparagraph 7(h), the Severance Payment will be paid by the Employer in a series of equal installments according to the Employer’s regular payroll schedule, over a period of twenty-four (24) months commencing with the first payroll after the date designated by the Employer as the date of termination in written termination notice delivered to the Employee (the “Designated Termination Date”). Notwithstanding the foregoing, subject always to the provisions of subparagraph 7(h), the Employer may in its absolute discretion elect to pay all or any part of the Severance Payment in one or more lump sum amounts, in which case the amount of any further monthly installments will be adjusted accordingly.

(3)	For the purposes of subparagraph (a)(ii)(1), a month’s compensation will be equal to: (A) the Employee’s then current monthly base salary, plus (B) monthly bonus equal to 1/36th of the total of all bonuses paid to the Employee during the three (3) most recently completed fiscal years. If the Employee has completed less than three (3) years of service with the Employer, then monthly bonus will instead be calculated based on the total bonus paid to the Employee prior to the Designated Termination Date, divided by the number of months of service completed as of the Designated Termination Date.

(4)	The Employee shall also be entitled to participate in all employee benefit programs and receive all benefits and perquisites of employment described in subparagraph 3(d) above during such twenty-four (24) month period to the extent that the Employer can continue such benefits, failing which the Employee’s Severance Payment will be grossed up by the premium cost to the Employer of any benefits which cannot be so continued.

(5)	Upon any termination under this subparagraph (a)(ii), any stock options granted to the Employee hereunder that are fully vested as of the Designated Termination Date shall remain exercisable for the lesser of (i) the balance of such options’ term, or (ii) twenty-four (24) months from the Designated Termination Date. Notwithstanding anything to the contrary in the stock option plan or in any grant of options, any stock options that have not vested as of the Designated Termination Date shall continue to vest and remain exercisable until the lesser of (i) the balance of such options’ term, or (ii) twenty-four (24) months from the Designated Termination Date. In no event shall any stock options continue to vest after the expiry of such twenty-four (24) month period.
iii.	The Employee acknowledges that the foregoing provisions are in satisfaction of and substitution for any and all statutory and common law rights, including without limitation, any right to reasonable notice of termination of employment with the Employer.
3. Paragraph 6 of the Original Agreement is hereby further amended by adding the following subparagraph 6(e):
e.	Payment of Accrued Vacation

Upon the cessation for any reason whatsoever of the Employee’s employment with the Employer, the Employee will receive a payout of any accrued unused vacation pay, calculated in accordance with the minimum requirements of Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended.
4. Paragraph 7 of the Original Agreement is hereby amended by deleting subparagraphs 7(d) and 7(e), and substituting the following subparagraphs 7(d) through 7(j):
d.	The Employee acknowledges that the Employee has a fiduciary obligation to the Employer.

e.	The Employee agrees that without the express prior written consent of the Employer, during the Employee’s employment with the Employer or within the Restricted Period as defined in subparagraph 7(f), the Employee will not either alone or in conjunction with any individual, partnership, firm, association, syndicate, company or other entity, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, lender, shareholder (other than a passive holding of shares listed on a recognized North American stock exchange that does not exceed two percent of the outstanding shares so listed), officer, director, or as a salesman, or in any other manner, whatsoever, directly or indirectly:
(i)	attempt to obtain the withdrawal from the Employer or any of its affiliates of any of their respective employees, contractors or consultants (provided, however, that any general public recruitment responded to by such employees, contractors or consultants will not breach this subparagraph 7(e)(i);

(ii)	approach, solicit or attempt to solicit any customer/client or potential customer/client, wherever situated, of the Employer or any of its affiliates, with whom the Employee had dealings on behalf of the Employer within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer, in order to attempt to direct any such customer/client or potential customer/client away from the Employer or any of its affiliates;

(iii)	be concerned with, engaged by, interested in, advise, lend money to, guarantee the debts or obligations of, or permit the Employee’s name or any part thereof to be used or employed in any business which is the same as or directly competitive with the business of the Employer or any of its affiliates;

(iv)	divert, attempt to divert, derive a benefit from or otherwise profit from any maturing business opportunities in North America which to the knowledge of the Employee were pursued or advanced by or to the Employer or any of its affiliates at any time within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer.
f.	For the purposes of this paragraph 7, the Restricted Period means:
(i)	twenty-four (24) months from the Designated Termination Date, where the Employee’s employment with the Employer is terminated under subparagraph 6(a)(ii); or,

(ii)	twelve (12) months, where the Employee’s employment with the Employer ceases for any other reason whatsoever.
g.	For the purposes of this paragraph 7, a business which is the same as or directly competitive with the business of the Employer or any affiliate means any business which engages in or proposes to engage in:
(i)	the same core business as that which is carried on by the Employer or by such affiliate; or,

(ii)	that business which is the subject of the Employer’s or such affiliate’s actual or demonstrably anticipated research and development;
at any time during the 12 months prior to the cessation of the Employee’s employment with the Employer. The board of directors may in its absolute discretion from time to time designate any partnership, firm, association, syndicate, company or other entity as a directly competitive business for purposes of this paragraph 7, upon providing written notice of such designation to the Employee.

h.	In the event that the Employee breaches any of the Employee’s ongoing obligations under this paragraph 7, then notwithstanding anything to the contrary in the stock option plan or in any grant of options or in this Agreement, (1) any stock options granted to the Employee hereunder that are not yet expired, whether or not such stock options have vested or remain unvested, shall immediately expire; and (2) the Employee will immediately forfeit, and will not be entitled to receive any portion of, any unpaid remainder of any Severance Payment referenced in subparagraph 6(a)(ii)(1).

i.	Each subparagraph or sub-subparagraph of this paragraph 7 shall be (and shall be construed as) a separate and distinct covenant, independent of and severable from all other subparagraphs or sub-subparagraphs of this paragraph 7.

j.	The provisions of this paragraph 7 shall survive the cessation for any reason whatsoever of the employment relationship between the Employer and the Employee and shall be enforceable not withstanding the existence of any claim or cause of action of the Employee against the Employer whether predicated upon this agreement or otherwise. Any such claim or cause of action will not constitute a defense to any injunction action, application or motion brought against the Employee by the Employer for purposes of enforcing the provisions of this paragraph 7.
4. Paragraph 8 of the Original Agreement is hereby amended by the addition of the following sentence:
The Employee hereby unconditionally and irrevocably waives all of the Employee’s moral rights under applicable legislation arising in connection with any such invention, discovery, design, work, or confidential information.
5. Paragraph 11 of the Original Agreement is hereby amended by the addition of the underlined words below:
This agreement, as amended by the Amending Agreement dated as of May 5, 2006, together with the Mitel Intellectual Property Rights and Confidentiality Agreement executed by the Employee on May 5, 2006 (the “IPR Agreement), contains the entire understanding and agreement between the parties hereto with respect to the employment of the Employee and the subject matter hereof and any and all previous agreements and representations, written or oral, express or implied, between the parties hereto or on their behalf, relating to the employment of the Employee by the Employer and the subject matter hereof, including without limitation the March Agreement, are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations. Except as provided herein, no amendment or variation of any of the provisions of this agreement shall be valid unless made in writing and signed by each of the parties hereto.
6. Except as amended above, all other terms of the Original Agreement remain the same.
REMAINDER OF THIS PAGE DELIBERATELY LEFT BLANK

7. Independent Legal Advice: The Employee acknowledges that the Employee is aware that the Employee has the right to obtain independent legal advice before signing this Amending Agreement. The Employee hereby acknowledges and agrees that either such advice has been obtained or that the Employee does not wish to seek or obtain such independent legal advice. The Employee further acknowledges and agrees that the Employee has read this Amending Agreement and fully understands the terms of this Amending Agreement, and further agrees that all such terms are reasonable and that the Employee signs this Amending Agreement freely, voluntarily and without duress.
     IN WITNESS WHEREOF the parties hereto have duly executed this Amending Agreement as of the date first above written.

	)	MITEL NETWORKS CORPORATION
)
)

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	)	Per:	[ILLEGIBLE]

	)		•
	)		•
	)		I have authority to bind the corporation
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)
)
)
[ILLEGIBLE]		/s/ DON SMITH

Witness as to the signature of		DON SMITH

GLOBAL MITEL EMPLOYEE AGREEMENT
In consideration of my employment with Mitel Networks Corporation (“MNC”), Mitel Networks, Inc., Mitel Networks Limited., or any affiliates or subsidiaries of MNC (“Mitel”), the salary and wages and salary increase(s) paid to me in connection with my employment, the access provided to me to proprietary information of Mitel, its suppliers and customers and other good and valuable consideration, the adequacy of which is hereby acknowledged, I agree as follows:
1.0	BEST EFFORTS

1.1	I agree to devote my full time and attention and to use my best efforts to perform the duties associated with my position, including the duty to create and invent (“Work”). I agree not to work for or provide any services to a third party (other than as required by my position) without the prior written consent of Mitel.

2.0	OWNERSHIP OF INVENTIONS

2.1	Every tangible and intangible property, including without limitation, inventions and discoveries, (whether patentable or not), work of authorship (including software code), technology and know-how and any improvement and revision to any of the foregoing (collectively “Inventions”) made or created by me, either alone or in collaboration with others, during the period of my employment with Mitel, and all intellectual and industrial property rights (“IPRs”) arising with respect to any of the above will be the exclusive property of Mitel, and I will have no rights in any such invention. I agree to hold all Inventions in a fiduciary capacity for the benefit of Mitel and hereby agree to assign all my rights and interests in the Inventions, including the IPRs made or created by me to Mitel and its nominees and to promptly disclose in writing to my manager or to any person specifically designated by Mitel from time to time complete information concerning all Inventions made or created by me. I agree that this obligation survives the termination of my employment with respect to any Invention made or created by me during my employment with Mitel.

2.2	I acknowledge that I am being permitted by Mitel to use its premises, facilities, equipment and tools, supplies and other resources to do my Work which may involve making or creating various Inventions and that I am receiving Mitel’s assistance in performing my Work.

2.3	I agree that I may perform my Work at home or at other than Mitel locations during as well as outside regular Mitel business hours. I agree that the Work so performed will be considered part of and within the scope of my regular Work for Mitel.

3.0	AGREEMENT TO ASSIST

3.1	I will, during and after the period of my employment with Mitel, without charge to Mitel, but at its request and expense, assist Mitel and its nominees in every reasonable way to obtain and vest in it or them title to all IPRs arising with respect to all such Inventions in all countries by executing all necessary or desirable documents, including applications for patents, copyrights, topography rights and assignments thereof. I will also co-operate with Mitel and its nominees in the prosecution or defense of any claims, lawsuits or other proceedings arising in connection with any such Inventions, without charge to Mitel, but at its expense and request.

3.2	I hereby unconditionally and irrevocably waive all my moral rights under applicable legislation arising in connection with all Inventions.

4.0	RECORDS

4.1	I will keep and maintain adequate and current records of all Inventions made or created by me and agree that these records will be and remain the property of and available to Mitel at all times. I agree that on termination for whatever reason of my employment with Mitel, I will (1) promptly hand over to Mitel’s designated representative all such records, and all copies of such records, in a tangible form such as notes, sketches, drawings, tables, lists, correspondence, computer diskettes, engineering books provided by Mitel, and other written, printed or photographed material in my possession, power or control relating to such Inventions and will not retain any such records; and (2) permanently delete all such records residing on any computer or computer program in my possession or under my control.

5.0	TRADE SECRETS AND CONFIDENTIALITY

5.1	I recognize that during the period of my employment with Mitel, I will receive, develop or otherwise acquire trade secrets (as defined by applicable law) and confidential information whether in written, graphic or oral form. Confidential information is data and information relating to the business of Mitel (whether constituting a trade secret or not) which is or has been disclosed to me or of which I became aware through my employment with Mitel, and which has value to Mitel and is not generally known to Mitel’s competitors. Confidential information does not include any data or information that has been voluntarily disclosed to the public by Mitel (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. During my employment, I will only use trade secrets and confidential information to perform my job duties, and I will only disclose trade secrets or confidential information when I have been authorized by Mitel to do so. I will not use, disclose or reveal trade secrets at any time after my employment ends. I will not use or disclose confidential information for a period of three (3) years after my employment with Mitel ends. I also recognize that during the period of my employment with Mitel, I may receive, develop or otherwise acquire confidential information of third parties. I will not use or disclose confidential information of a third party for a period of three (3) years after my employment with Mitel ends.

6.0	USE OF MITEL COMPUTERS AND COMMUNICATIONS SYSTEMS

6.1	I agree to adhere to all Mitel policies and guidelines regarding the use of Mitel’s computers, communications systems (voice, data, and video), databases or files, and I agree not to make any unauthorized use of such computers, communications systems, databases or files or the information they contain. I agree that I have no expectation of privacy with respect to such use.

7.0	AGREEMENT NOT TO SOLICIT

7.1	I agree that while I am an employee of Mitel, and for twelve (12) months thereafter:

(a)	I will not directly or indirectly, either for my own benefit or for the benefit of any person, firm or corporation, solicit any of Mitel’s employees to induce them to leave their employment with Mitel. This restriction is limited to employees of Mitel with whom I had contact for the purpose of performing my job duties at Mitel;

(b)	I will not directly or indirectly solicit any Mitel customer for the purpose of offering or providing services or products that compete with those offered by Mitel. This restriction is limited to customers with whom I had contact while performing my job duties. This restriction is further limited to customers with whom I had contact during the last twenty-four (24) months of my employment.

8.0	REASONABLENESS OF RESTRICTIONS

8.1	I have carefully read and considered the provisions of this Agreement and, having done so, agree that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Mitel, its officers, directors, shareholders and other employees.

9.0	TERM

9.1	This Agreement will be effective upon the commencement of my employment with Mitel. I agree that the term of employment is deemed to include any period of time prior to my execution of this Agreement and/or prior to the formal execution of any employment agreement relating to the employment, during which period of time and in connection with or contemplation of such employment, I provided services to or performed work of any kind for Mitel or for the benefit of Mitel. The rights and obligations of the parties arising under this Agreement are ongoing and will survive the termination for whatever reason of my employment with Mitel, and may be enforced by Mitel in a court of competent jurisdiction.

10.0	SUCCESSORS, ASSIGNS, ETC.

10.1	This Agreement will inure to the benefit of the successors and assigns of Mitel and be binding upon my heirs, executors and administrators.

11.0	US EMPLOYEES ONLY

11.1	I acknowledge and agree that nothing in this Agreement shall be construed as creating a contract of employment or changing the “at will” relationship between Mitel and any of its employees in the United States

12.0	GOVERNING LAW & SEVERABILITY

12.1	I acknowledge and agree that the courts of the state of New York in the United States shall have exclusive jurisdiction over all matters arising under this Agreement for all Mitel employees in the United States, the courts of England shall have exclusive jurisdiction over all matters arising under this Agreement for all employees in the United Kingdom, and the courts of the province of Ontario, Canada shall have exclusive jurisdiction over all matters arising under this Agreement for all other Mitel employees. This Agreement will be governed by and construed in accordance with the laws of the applicable jurisdiction as described above. If any provision of this Agreement, or any part thereof, shall be held to be invalid or unenforceable, such provision, or part thereof, shall be severable and of no force and effect without invalidating the remaining provisions hereof, and this Agreement shall continue in full force and effect as if same had not been a part hereof.

Signature: Date:	/s/ DON SMITH 5th May 2006

Name(Print):	DON SMITH

Address: